UNITED STATES

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ACE Limited

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April 30, 2014

Dear ACE Limited Shareholders:

I write today, with the unanimous support of the independent directors of ACE Limited, to urge you to approve Evan G. Greenberg as ACE’s Chairman of the Board. A prominent shareholder advisory firm has recommended that shareholders vote against Mr. Greenberg, justifying that position solely by pointing to its blanket European voting policy. We think such a position is unwarranted, and a true disservice to ACE shareholders – both because a one-size-fits-all approach is inappropriate for this sort of proposal and, more importantly, because it ignores the remarkable successes ACE has experienced with Mr. Greenberg at the helm as Chairman.

Mr. Greenberg has been ACE’s CEO for ten years, and Chairman for almost seven. During Mr. Greenberg’s Chairmanship, ACE has evolved and developed capabilities and presence that we believe position us extremely well for the future. We have increasingly diversified our business beyond our traditional industrial commercial and specialty commercial P&C book, attained significantly greater balance by geography, and expanded and strengthened our distribution capabilities – all to the benefit of shareholders. ACE’s book value, or shareholder net worth, has tripled in the last ten years and doubled in the last five. As our recent Proxy Statement and Annual Report make clear, ACE has outperformed its peers on a consistent basis. This forward progress, together with actual and documented results, is more important to an evaluation of Mr. Greenberg’s worthiness as Chairman than an external survey of other companies’ practices.

We firmly believe a robust corporate governance structure is critical to help ensure that we as directors can properly steward the company, as entrusted by you. We also believe a robust corporate governance structure contributes to our overall success, financial and otherwise. We have explained our corporate governance – including our strong independent Lead Director position – in our Proxy Statement. We regularly examine that structure, including our leadership combination of a strong Lead Director (Robert Hernandez) and Chairman-CEO. We will continue to review this topic with great care; however, at this time, we believe we are a better company with Mr. Greenberg as Chairman. We hope you will agree with us and cast your vote in favor of him in the role.

Sincerely,

/s/ Thomas J. Neff

Thomas J. Neff

Chairman, Nominating & Governance Committee